                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

   Chase Venture Capital Associates, LLC ("CVCA, LLC") (FN 1)
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)


   c/o Chase Capital Partners
   380 Madison Avenue, 12th Floor
--------------------------------------------------------------------------------
                                    (Street)


   New York             New York                10017
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   ITXC Corp. ("ITXC")
================================================================================
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


================================================================================
4. Statement for Month/Year

   January 2000
================================================================================
5. If Amendment, Date of Original (Month/Year)

   September 1999
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by one Reporting Person
   |X|  Form filed by more than one Reporting Person

================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship      7.
                                         3.           Disposed of (D)                 Securities     Form:     Nature of
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Indirect
                           2.            Code         ----------------------------    Owned at End   (D) or    Beneficial
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Ownership
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       (Instr. 4)
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (See FN 3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               9/24/99        J               2,722,580   A      N/A       4,462,856     D
                                                          FNs 2 and 3                  FNs 2 and 3
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               9/24/99        J               1,740,276   A      N/A       4,462,856     D
                                                          FNs 2 and 3                  FNs 2 and 3
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                            9.       10.
                                                                                                            Number   Owner-
                                                                                                            of       ship
             2.                                                                                             Deriv-   Form of
             Conver-                    5.                                     7.                           ative    Deriv-  11.
             sion                       Number of                              Title and Amount             Secur-   ative   Nature
             of                         Derivative            6.               of Underlying        8.      ities    Secur-  of
             Exer-             4.       Securities            Date             Securities           Price   Bene-    ity:    In-
             cise     3.       Trans-   Acquired (A)          Exercisable and  (Instr. 3 and 4)     of      ficially Direct  direct
             Price    Trans-   action   or Disposed           Expiration Date  ----------------     Deriv-  Owned    (D) or  Bene-
1.           of       action   Code     of(D)                 (Month/Day/Year)           Amount     ative   at End   In-     ficial
Title of     Deriv-   Date     (Instr.  (Instr. 3,            ----------------           or         Secur-  of       direct  Owner-
Derivative   ative    (Month/  8)       4 and 5)              Date     Expira-           Number     ity     Month    (I)     ship
Security     Secur-   Day/     ------   --------------        Exer-    tion              of         (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)   ity      Year)    Code V    (A)       (D)        cisable  Date    Title     Shares     5)      4)       4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Series B     1 for 1  9/24/99  J         1,361,290            N/A      N/A     Common    1,361,290  N/A     0        D
Convertible                                (FN 3)                              Stock       (FN 3)
Preferred
Stock
------------------------------------------------------------------------------------------------------------------------------------
Series B     2 for 1  9/24/99  C                   2,722,580  N/A      N/A     Common    2,722,580  N/A     0        D
Convertible                                          (FN 3)            Stock      (FN 3)
Preferred
Stock
------------------------------------------------------------------------------------------------------------------------------------
Series C     1 for 1  9/24/99  J           870,138            N/A      N/A     Common      870,138  N/A     0        D
Convertible                                (FN 3)                              Stock       (FN 3)
Preferred
Stock
------------------------------------------------------------------------------------------------------------------------------------
Series C     2 for 1  9/24/99  C                   1,740,246  N/A      N/A     Common    1,740,246  N/A     0        D
Convertible                                          (FN 3)                    Stock       (FN 3)
Preferred
Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Pursuant to an internal reorganization effective as of January 1, 2000, (i) Chase Venture Capital Associates, LLC ("CVCA, LLC") became the successor to Chase Venture Capital Associates, LP ("CVCA, LP"), (ii) CCP-SBIC Manager, LLC, a newly organized wholly-owned subsidiary of Chase Capital Partners ("CCP"), became the managing member of CVCA, LLC, and (iii) CCP-CMC Consolidating, LLC ("Consolidating"), a newly-organized affiliate of CCP, became the non-managing member of CVCA, LLC. CCP is the managing member of Consolidating, and pursuant to a master advisory agreement with CCP-SBIC Manager, LLC and Consolidating, the manager, by delegation, of CVCA, LLC. Prior to the merger internal reorganization, CCP was the general partner, and the sole shareholder of Consolidating was the limited partner, of CVCA, LP. The internal reorganization changed CVCA, LP's name and form of organization but did not alter the proportionate interests of its ultimate security holders.

(2) Prior to the closing of the initial public offering of ITXC, each share of Common Stock was divided into two shares of Common Stock; upon the closing of the initial public offering of ITXC, the shares of Convertible Preferred Stock were converted into Common Stock on a 2 for 1 basis.

(3) Does not include securities owned by Flatiron Associates LLC (f/k/a Friends of Flatiron, LLC), Flatiron Fund 1998/99, LLC and Flatiron Partners LLC (collectively, the "Flatiron Investors") and/or affiliates of the Flatiron Investors (collectively, the "Flatiron Group"). The Flatiron Group and affiliates of CVCA, LLC (the "Chase Entities") are parties to co-investment arrangements pursuant to which they have agreed to a venture capital investment program for the purpose of making private investments primarily in the equity and equity-related securities of early stage Internet companies (the "Program"). In substance, the Program is similar to a typical venture capital investment firm, with certain Flatiron Investors receiving the equivalent of a standard carried interest from the Chase Entities. Upon the occurrence of certain contingencies that are outside the control of the Chase Entities, certain Chase Entities may acquire a pecuniary interest in the investments made by the Flatiron Investors. The Flatiron Investors own 1,038,888 shares of Common Stock of the Issuer. None of the Chase Entities presently has any beneficial or pecuniary interest in those shares. Fred Wilson, a director of ITXC, is the manager of the Flatiron Group. I. Robert Greene, a principal of the Flatiron Group, is a former partner of an affiliate of CVCA, LLC.

Notwithstanding the foregoing, each of the Chase Entities and CVCA, LLC disclaims beneficial ownership of the Issuer's securities held by the Flatiron Investors; accordingly, the filing of this form shall not be construed as an admission that the Chase Entities or CVCA, LLC are the beneficial owners of such securities.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Chase Venture Capital Associates, LLC                          2/  /2000
---------------------------------------------            -----------------------
** Signature of Reporting Person                                  Date

By: Chase Capital Partners, as Manager

By:
   -------------------------------------------

Title:                              of Chase Capital Partners
      -----------------------------

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

----------------------------------------------------------------------------------------------------------------

 Name and Address of      Designated          Statement    Issuer Name, Ticker      Title of        Amount of
  Reporting Person        Reporter(1)            for        or Trading Symbol       Security        Securities
                                              month/year                                           Beneficially
                                                                                                     Owned
----------------------------------------------------------------------------------------------------------------
Ana Carolina Aidar       Chase Venture         January,    ITXC Corp. ("ITXC")     Common Stock      4,462,856
c/o Chase Capital     Capital Associates,        2000
Partners                      LLC
Rua Verbo Divino,
1400
Sao Paulo, Brazil,
SP 04719-002
----------------------------------------------------------------------------------------------------------------
John R. Baron            Chase Venture         January,    ITXC Corp. ("ITXC")     Common Stock      4,462,856
c/o Chase Capital     Capital Associates,        2000
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------
Christopher  C.          Chase Venture         January,    ITXC Corp. ("ITXC")     Common Stock      4,462,856
Behrens               Capital Associates,        2000
c/o Chase Capital             LLC
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt        Chase Venture         January,    ITXC Corp. ("ITXC")     Common Stock      4,462,856
c/o Chase Capital     Capital Associates,        2000
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------
David S. Britts          Chase Venture         January,    ITXC Corp. ("ITXC")     Common Stock      4,462,856
c/o Chase Capital     Capital Associates,        2000
Partners                      LLC
50 California Street
San Francisco, CA
94111
----------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin        Chase Venture         January,    ITXC Corp. ("ITXC")     Common Stock      4,462,856
c/o Chase Capital     Capital Associates,        2000
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------
David J. Gilbert         Chase Venture         January,    ITXC Corp. ("ITXC")     Common Stock      4,462,856
c/o Chase Capital     Capital Associates,        2000
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY  10017
----------------------------------------------------------------------------------------------------------------
Eric A. Green            Chase Venture         January,    ITXC Corp. ("ITXC")     Common Stock      4,462,856
c/o Chase Capital     Capital Associates,        2000
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY  10017
----------------------------------------------------------------------------------------------------------------
Michael R. Hannon        Chase Venture         January,    ITXC Corp. ("ITXC")     Common Stock      4,462,856
c/o Chase Capital     Capital Associates,        2000
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------

 Name and Address of      Designated          Ownership Form:   Nature of Indirect      Disclaims
  Reporting Person        Reporter(1)          Direct (D) or   Beneficial Ownership     Pecuniary
                                                Indirect (I)                            Interest

----------------------------------------------------------------------------------------------------
Ana Carolina Aidar       Chase Venture               I         See Explanatory             Yes
c/o Chase Capital     Capital Associates,                      Note 2 below
Partners                      LLC
Rua Verbo Divino,
1400
Sao Paulo, Brazil,
SP 04719-002
----------------------------------------------------------------------------------------------------
John R. Baron            Chase Venture               I         See Explanatory             No
c/o Chase Capital     Capital Associates,                      Note 2 below
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------
Christopher  C.          Chase Venture               I         See Explanatory             No
Behrens               Capital Associates,                      Note 2 below
c/o Chase Capital             LLC
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------
Mitchell J. Blutt        Chase Venture               I         See Explanatory             No
c/o Chase Capital     Capital Associates,                      Note 2 below
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------
David S. Britts          Chase Venture               I         See Explanatory             No
c/o Chase Capital     Capital Associates,                      Note 2 below
Partners                      LLC
50 California Street
San Francisco, CA
94111
----------------------------------------------------------------------------------------------------
Arnold L. Chavkin        Chase Venture               I         See Explanatory             No
c/o Chase Capital     Capital Associates,                      Note 2 below
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------
David J. Gilbert         Chase Venture               I         See Explanatory             Yes
c/o Chase Capital     Capital Associates,                      Note 2 below
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY  10017
----------------------------------------------------------------------------------------------------
Eric A. Green            Chase Venture               I         See Explanatory             Yes
c/o Chase Capital     Capital Associates,                      Note 2 below
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY  10017
----------------------------------------------------------------------------------------------------
Michael R. Hannon        Chase Venture               I         See Explanatory             No
c/o Chase Capital     Capital Associates,                      Note 2 below
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
Donald J. Hofmann        Chase Venture        January,     ITXC Corp. ("ITXC")     Common Stock      4,462,856
c/o Chase Capital           Capital             2000
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Jonathan Meggs           Chase Venture        January,     ITXC Corp. ("ITXC")     Common Stock      4,462,856
c/o Chase Capital           Capital             2000
Partners                Associates, LLC
125 London Wall
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------
Stephen P. Murray        Chase Venture        January,     ITXC Corp. ("ITXC")     Common Stock      4,462,856
c/o Chase Capital           Capital             2000
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor       Chase Venture        January,     ITXC Corp. ("ITXC")     Common Stock      4,462,856
c/o Chase Capital           Capital             2000
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Bob Rugggiero            Chase Venture        January,     ITXC Corp. ("ITXC")     Common Stock      4,462,856
c/o Chase Capital           Capital             2000
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Susan L. Segal           Chase Venture        January,     ITXC Corp. ("ITXC")     Common Stock      4,462,856
c/o Chase Capital           Capital             2000
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian      Chase Venture        January,     ITXC Corp. ("ITXC")     Common Stock      4,462,856
c/o Chase Capital           Capital             2000
Partners                Associates, LLC
50 California
Street, Suite 2940
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------
Lindsay Stuart           Chase Venture        January,     ITXC Corp. ("ITXC")     Common Stock      4,462,856
c/o Chase Capital           Capital             2000
Partners                Associates, LLC
125 London Wall
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------
Patrick Sullivan         Chase Venture        January,     ITXC Corp. ("ITXC")     Common Stock      4,462,856
c/o Chase Capital           Capital             2000
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker        Chase Venture        January,     ITXC Corp. ("ITXC")     Common Stock      4,462,856
c/o Chase Capital           Capital             2000
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Donald J. Hofmann        Chase Venture             I         See Explanatory             No
c/o Chase Capital           Capital                          Note 2 below
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
Jonathan Meggs           Chase Venture             I         See Explanatory             Yes
c/o Chase Capital           Capital                          Note 2 below
Partners                Associates, LLC
125 London Wall
London EC2Y 5AJ,
United Kingdom
--------------------------------------------------------------------------------------------------
Stephen P. Murray        Chase Venture             I         See Explanatory             No
c/o Chase Capital           Capital                          Note 2 below
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
John M.B. O'Connor       Chase Venture             I         See Explanatory             No
c/o Chase Capital           Capital                          Note 2 below
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
Bob Rugggiero            Chase Venture             I         See Explanatory             Yes
c/o Chase Capital           Capital                          Note 2 below
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
Susan L. Segal           Chase Venture             I         See Explanatory             Yes
c/o Chase Capital           Capital                          Note 2 below
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
Shahan D. Soghikian      Chase Venture             I         See Explanatory             No
c/o Chase Capital           Capital                          Note 2 below
Partners                Associates, LLC
50 California
Street, Suite 2940
San Francisco, CA
94111
--------------------------------------------------------------------------------------------------
Lindsay Stuart           Chase Venture             I         See Explanatory             Yes
c/o Chase Capital           Capital                          Note 2 below
Partners                Associates, LLC
125 London Wall
London EC2Y 5AJ,
United Kingdom
--------------------------------------------------------------------------------------------------
Patrick Sullivan         Chase Venture             I         See Explanatory             Yes
c/o Chase Capital           Capital                          Note 2 below
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
Jeffrey C. Walker        Chase Venture             I         See Explanatory             No
c/o Chase Capital           Capital                          Note 2 below
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
Timothy J. Walsh        Chase Venture      January, 2000   ITXC Corp. ("ITXC")    Common Stock      4,462,856
c/o Chase Capital          Capital
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------
Richard D. Waters       Chase Venture      January, 2000   ITXC Corp. ("ITXC")    Common Stock      4,462,856
c/o Chase Capital          Capital
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------
Damion E. Wicker        Chase Venture      January, 2000   ITXC Corp. ("ITXC")    Common Stock      4,462,856
c/o Chase Capital          Capital
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------
CCP European            Chase Venture      January, 2000   ITXC Corp. ("ITXC")    Common Stock      4,462,856
Principals, LLC            Capital
c/o Chase Capital      Associates, LLC
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------
CCP Principals, LLC     Chase Venture      January, 2000   ITXC Corp. ("ITXC")    Common Stock      4,462,856
c/o Chase Capital          Capital
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------
Chase Capital           Chase Venture      January, 2000   ITXC Corp. ("ITXC")    Common Stock      4,462,856
Corporation                Capital
c/o Chase Capital      Associates, LLC
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------
The Chase Manhattan     Chase Venture      January, 2000   ITXC Corp. ("ITXC")    Common Stock      4,462,856
Corporation                Capital
270 Park Avenue        Associates, LLC
35th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------
Chase Capital           Chase Venture      January, 2000   ITXC Corp. ("ITXC")    Common Stock      4,462,856
Partners                   Capital
380 Madison Avenue     Associates, LLC
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------
CCP-SBIC Manager, LLC   Chase Venture      January, 2000   ITXC Corp. ("ITXC")    Common Stock      4,462,856
c/o Chase Capital          Capital
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
Timothy J. Walsh        Chase Venture           I         See Explanatory             No
c/o Chase Capital          Capital                        Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------
Richard D. Waters       Chase Venture           I         See Explanatory             Yes
c/o Chase Capital          Capital                        Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------
Damion E. Wicker        Chase Venture           I         See Explanatory             No
c/o Chase Capital          Capital                        Notes 2 and 3 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------
CCP European            Chase Venture           I         See Explanatory             No
Principals, LLC            Capital                        Note 2 below
c/o Chase Capital      Associates, LLC
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------
CCP Principals, LLC     Chase Venture           I         See Explanatory             No
c/o Chase Capital          Capital                        Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------
Chase Capital           Chase Venture           I         See Explanatory             No
Corporation                Capital                        Note 2 below
c/o Chase Capital      Associates, LLC
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------
The Chase Manhattan     Chase Venture           I         See Explanatory             No
Corporation                Capital                        Note
270 Park Avenue        Associates, LLC                    4 below
35th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------
Chase Capital           Chase Venture           I         See Explanatory             No
Partners                   Capital                        Note 5 below
380 Madison Avenue     Associates, LLC
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------
CCP-SBIC Manager, LLC   Chase Venture           I         See Explanatory             No
c/o Chase Capital          Capital                        Note 6 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
CCP-CMC                 Chase Venture      January, 2000   ITXC Corp. ("ITXC")      Common Stock        4,462,856
Consolidating, LLC         Capital
c/o Chase Capital      Associates, LLC
Partners
380 Madison Avenue
New York, NY  10017
--------------------------------------------------------------------------------------------------------------------
I. Robert Greene        Chase Venture      January, 2000   ITXC Corp. ("ITXC")      Common Stock        4,462,856
c/o Flatiron               Capital
Partners               Associates, LLC
257 Park Avenue
South 12th Floor
New York, NY 10010
--------------------------------------------------------------------------------------------------------------------
Brian J. Richmand       Chase Venture      January, 2000   ITXC Corp. ("ITXC")      Common Stock        4,462,856
c/o Chase Capital          Capital
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------
Jonas Steinmann         Chase Venture      January, 2000   ITXC Corp. ("ITXC")      Common Stock        4,462,856
c/o Chase Capital          Capital
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
CCP-CMC                 Chase Venture            I          See Explanatory          No
Consolidating, LLC         Capital                          Note 7 below
c/o Chase Capital      Associates, LLC
Partners
380 Madison Avenue
New York, NY  10017
------------------------------------------------------------------------------------------
I. Robert Greene        Chase Venture            I          See Explanatory          No
c/o Flatiron               Capital                          Note 8 below
Partners               Associates, LLC
257 Park Avenue
South 12th Floor
New York, NY 10010
------------------------------------------------------------------------------------------
Brian J. Richmand       Chase Venture            I          See Explanatory          No
c/o Chase Capital          Capital                          Note 9 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------
Jonas Steinmann         Chase Venture            I          See Explanatory          No
c/o Chase Capital          Capital                          Note 10 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------

Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amount shown in Table II represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is the sole managing member of (a) CCP-SBIC Manager, LLC ("CCP-SBIC"), the sole managing member of CVCA, LLC and
(b) CCP-CMC Consolidating, LLC ("Consolidating"), the non-managing member of CVCA, LLC. CCP is also the manager, by delegation, of CVCA, LLC, pursuant to an advisory agreement with CCP-SBIC Manager, LLC and Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including internal rate of return and vesting of interests within CCP and CVCA, LLC.

3) The amount shown in Table II represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he is a partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC. The reporting person is a director of the Issuer.

4) The amount shown in Table II represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of Chase Capital Corporation, a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

5) The amount shown in Table II represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of
(a) CCP-SBIC Manager, LLC, the sole managing member CVCA and (b) Consolidating, the non-managing member of CVCA, LLC. CCP is also the manager, by delegation, of CVCA, LLC pursuant to an advisory agreement with CCP-SBIC and Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

6) The amount shown in Table II represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CVCA, LLC.

7) The amount shown in Table II represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole non-managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

8) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

9) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until December 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

10) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC, and the manager, by delegation, of CVCA, LLC, until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.